ASSET PURCHASE AND SALE AGREEMENT


          THIS AGREEMENT, made and entered into as of this 24th day of May, 1999 (the "Effective Date") between Galileo Corporation, a Delaware corporation having its office at Galileo Park, Sturbridge, Massachusetts 01566 ("Seller") and IPG Photonics Corporation, a Delaware corporation having its office at Galileo Park, Sturbridge, Massachusetts 01566 ("Buyer");

                              W I T N E S S E T H:

          WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to buy from Seller the following assets: (i) certain assets relating to the Seller's telecommunications business unit (the "Business") and (ii) certain intellectual property rights relating to the Business, upon the terms and conditions set forth herein;

          WHEREAS, Buyer has, since December 15, 1998, had access to and use of the assets of the Business and has used the Assets (as herein defined) and manufactured products of the Business since such date pursuant to an oral agreement between Buyer and Seller (the "Buyer Prior Use"); and

          WHEREAS, simultaneously with execution of this Agreement, Seller and Buyer are entering into a Lease Agreement (the "Lease") under which Seller as a lessor will lease to Buyer as a lessee that portion of the building, fixtures and other improvements located on the land known as Galileo Park, Sturbridge, Massachusetts, as set forth in the Lease, and Seller agrees to share with Buyer certain facilities and services and share the costs associated therewith, all as set forth in the Lease, to enable Buyer to operate the Business and exercise ownership of the Assets.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Buyer and Seller do hereby covenant and agree as follows:

          1. Assets.

          1.1 Assets Purchased. Subject to the terms and conditions contained herein, Buyer agrees to buy and Seller agrees to sell to Buyer the following property and rights (collectively, the "Assets"), in each case free and clear of all liens, charges, pledges, security interests or other encumbrances except as may be set forth in Schedule 5.1(b) (the "Liens"):

             (a) Certain tangible assets owned by the Seller and used or held for use or sale in the Business, including, without limitation, certain machinery, equipment, inventory, work-in progress and other items, including without limitation, laboratory fixtures and furniture, office furniture, small tools and other property currently located on the premises or the property owned by the Seller and used or held for use or sale in the Business, all of which are identified on Schedule A annexed hereto (the "Business Assets"), and

             (b) Certain intellectual property rights and other intangible assets owned by the Seller and used or held for use or sale in the Business as set forth on Schedule B annexed hereto (the "Intellectual Property").

          1.2 Assumption of Liabilities. Except for the liabilities expressly disclosed on Schedule 1.2 hereto (the "Assumed Liabilities"), which Assumed
Liabilities Buyer hereby agrees to assume and perform as of the date of execution of this Agreement, Buyer assumes no obligations or liabilities of Seller in connection with this transaction, the Business or the Assets. Without limiting the generality of the foregoing, Seller shall be solely responsible for payment of all amounts at any time owing by Seller at the time of the Closing (other than the Assumed Liabilities and amounts incurred by Buyer from December 15, 1998, with respect to the Business, Assets or this transaction), whether accrued or contingent, known or unknown, including, without limitation, liabilities arising out of the provision by Seller of goods or services prior to the Closing, obligations for any payments that may be due to employees of Seller and obligations for any of Seller's Taxes. As used herein, "Tax" and "Taxes" refer to any and all taxes, duties, levies, fines, license fees or other monetary charges imposed by any governmental or regulatory entity.

          1.3 Instruments of Transfer. The transfer of the Assets to Seller at the Closing shall be effected by a Bill of Sale and Patent and Trademark Assignments in the forms attached hereto as Exhibits A-1, A-2 and A-3.

          1.4 Instrument of Assumption of Liabilities. The assumption of the Assumed Liabilities by the Buyer at the Closing shall be effected by an instrument of Assumption of Liabilities in the form attached hereto as Schedule 1.4.

          1.5 Use of Assets and Intellectual Property Prior to Closing. Seller has previously loaned the Assets to Buyer and Buyer, with Seller's permission, has made and will continue to make use of such Assets prior to the Closing or until earlier termination of this Agreement. Seller agrees that all proceeds from such use of such Assets shall be the sole and exclusive property of Buyer.

          2. Purchase Price.

          2.1 Purchase Price. Buyer shall pay to Seller, in consideration of the transfer of the Assets, a purchase price (the "Purchase Price") of ONE MILLION FIVE-HUNDRED THOUSAND DOLLARS ($1,500,000) in cash payable by Buyer to Seller by wire transfer in immediately available funds to an account designated by Seller to be paid at the Closing.

          2.2 In preparation for payment of the Purchase Price, Buyer agrees to transfer to an escrow account (the "Escrow Account") to be held by Foley, Hoag & Eliot, LLP as escrow agent (the "Escrow Agent") the following sums which will be held in escrow in accordance with the terms of this Agreement:

             (a) The sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the "First Deposit") will be paid into the Escrow Account on the Effective Date, and

             (b) The sum of ONE MILLION DOLLARS ($1,000,000) (the "Second Deposit") shall be paid into the Escrow Account prior to the Closing.

          2.3 Deferred Payments. Within thirty (30) days after the end of each calendar quarter over the ten (10) year period following the Closing Date (the "Deferred Payment Period"), Buyer shall make the additional payments to Seller as specified in Schedule 2.3 attached hereto (the "Deferred Payments").

          2.4 Escrow Account.

             (a) The First Deposit, the Second Deposit, and all accrued interest thereon (the "Deposit") shall be held in escrow by Escrow Agent, subject to the terms of this Agreement and shall be duly accounted for at the time of the Closing or other termination of this Agreement. All such deposits shall be invested to the extent practicable in Qualified Investments by the Escrow Agent. For the purposes hereof, unless otherwise agreed in writing by Seller and Buyer, "Qualified Investments" shall mean United States Treasury bills or notes having a maturity date which is not more than 21 days after the date of purchase. All interest and other income earned on the Deposit shall be paid to Buyer.

             (b) The liability of the Escrow Agent to the parties hereto shall be only as set forth in this Agreement. The Escrow Agent shall not be liable for any mistake or error of judgment in the discharge of its functions hereunder, but shall be liable only for bad faith or gross negligence. Without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability with respect to any action taken or omitted in reliance upon any instrument, not only as to its due execution and delivery and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

             (c) Notwithstanding anything contained in this Agreement to the contrary, should any dispute arise with respect to the disposition of any sum or any document held by the Escrow Agent pursuant to the terms hereof, the Escrow Agent shall retain the disputed sum or document (or make delivery to a court in accordance with the immediately succeeding sentence) and the Escrow Agent shall have no liability to any party hereto for retaining any portion of such sum or any document until such dispute shall have been settled by either a mutual written agreement between the parties or a final order, decree or judgment by a court of competent jurisdiction in the United States of America (and no such order, decree or judgment shall be deemed to be "final" unless and until the time for appeal has expired and no appeal has been perfected), and the Escrow Agent shall deliver such sum or such document in accordance with such mutual agreement or final order, decree or judgment. In the event that there shall be any action or legal proceeding arising out of this Agreement, to which action or legal proceeding the Escrow Agent is or may be a party, whether directly, as counsel to the Buyer or otherwise, the Escrow Agent shall be entitled, at any time, in its sole discretion, to deliver the moneys or documents held by it hereunder, or any portion thereof, into court, and upon so doing, it shall be relieved of any further responsibility or liability as to said moneys or documents, as the case may be, and as an Escrow Agent under this Agreement. In no event shall the Escrow Agent be under any duty whatsoever to institute, defend or actively participate in any such proceeding. Each party acknowledges and agrees that Escrow Agent has rendered, and may continue to render, legal services to Buyer in connection with the preparation of this Agreement and the consummation of the transactions to which it relates.

             (d) Upon receipt of a joint written notice from Buyer and Seller directing Escrow Agent to deliver any sum or document held in the Escrow Account, the Escrow Agent shall make delivery as directed by such written notice unless otherwise directed by a court or administrative agency.

             (e) Seller and Buyer agree to indemnify the Escrow Agent and to hold it harmless from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, costs of investigation, disbursements and attorneys' fees) which may be imposed upon or incurred by the Escrow Agent pursuant to this Agreement or in the performance of its duties hereunder, or in connection with any arbitration or litigation arising from this Agreement or involving the subject matter hereof.

          3. Closing. Subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer the documents specified in Section 7, and Buyer shall (i) deliver the documents specified in Section 8 and (ii) instruct the Escrow Agent to use the Deposit to pay the Purchase Price to Seller in accordance with Section 2.1 hereof (or to BankBoston, pursuant to the terms of the letter agreement (the "BankBoston Letter") attached hereto as Schedule 3) at a closing (the "Closing") which shall take place on June 15, 1999, or such other date as may be mutually agreed upon by the parties (the "Closing Date"), at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts. It is agreed that time is of the essence of this Agreement.

          4. Seller's Obligations. Between the date hereof and the Closing Date, Seller hereby agrees that:

             (a)  Leases.   Seller  shall  not  enter  into  any  leases,  lease
amendments or other agreements (written or oral) relating to any portion of the Assets without in each case obtaining the prior written consent of Buyer.

             (b) Contracts. Seller shall not enter into any management or other agreements in any way relating to the Assets without obtaining the prior written consent of Buyer.

             (c) Consent to Governmental Action. Seller shall not request or apply for any action by any federal, state or local agency or authority involving the Assets without obtaining the prior written consent of Buyer, which consent shall not be withheld or delayed unless in Buyer's reasonable judgment such action by Seller will or could materially adversely affect Buyer. Seller shall provide notice to Buyer of any proposed action by any federal, state or local agency or authority involving the Assets and shall provide not less than five days' prior notice to Buyer of its proposed consent to any such action.

             (d) No Sales. Seller shall not sell or otherwise transfer, or enter into any agreement to sell or otherwise transfer, the Assets or any portion thereof.

             (e) No Encumbrances. Seller shall not pledge or affirmatively grant any Lien on the Assets or any portion thereof.

             (f) Compliance with Laws. Seller shall comply in all material respects with all applicable laws, rules, orders and regulations relating to the Assets or the Business.

          5.  Representations and Warranties.

          5.1 By Seller. Seller represents, warrants and agrees as follows:

             (a) Authority. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware, qualified to do business in The Commonwealth of Massachusetts, with full capacity, power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

             (b) Title to the Assets. Absence of Liens and Encumbrances. Except as set forth on Schedule 5.1(b) hereto, Seller has the full right to sell, transfer, and assign all of the Assets to Buyer, and has good title thereto, free and clear of all Liens whatsoever. Following the Closing, Buyer will be the lawful owner of, and have good title to, the Assets, free and clear of any Liens whatsoever other than the Assumed Liabilities. The Assets include all of the assets and properties, tangible and intangible, necessary for Buyer to conduct the Business substantially as Seller has conducted its business in the past. None of the Assets is in the possession, custody or control of any person other than Seller or Buyer.

             (c) Condition. Each item of tangible personal property included in the Business Assets is in good operating condition, repair and calibration in light of its age, ordinary wear and tear excepted.

             (d) Inventory. Not less than 90% of inventory included in the Business Assets is saleable in the ordinary course of business.

             (e)  Rights  in  Intellectual  Property.  Except  as set  forth  on
Schedule 5.1(e), the Seller owns the Intellectual Property free and clear of any liens or other encumbrances. Except as set forth on Schedule 5.1(e), to the Seller's knowledge, the use of the Intellectual Property by Buyer will not infringe or violate or constitute the misappropriation of any proprietary rights of any other person or entity and no other person or entity is infringing or violating or misappropriating any proprietary rights of Seller in such Intellectual Property. Except as set forth on Schedule 5.1(e), Seller has not received notice of any claim that the conduct of the Business infringes any patent, invention, trademark, service mark, trade name or other property right of any other person or entity or notice of any claim of any other person or entity relating to the Intellectual Property and Seller does not know of any basis for any such claim. Except as set forth on Schedule 5.1(e), all of Seller's rights in and to the Intellectual Property are freely transferable. Seller has granted no licenses or other rights to use any of the Intellectual Property to any other person or entity. Except as set forth on Schedule 5.1(e), no royalties or other amounts are payable by the Seller to any other person or entity by reason of the ownership or use of the Intellectual Property. The
Seller has made available to the Buyer correct and complete copies of all written documentation evidencing ownership of each patent and registered mark and any claims or disputes relating to each item of Intellectual Property.

             (f) Contracts. Schedule 5.1(f) attached hereto sets forth a true, correct and complete list of all outstanding management and other agreements (collectively, the "Contracts") relating to the Assets to which Seller is a party or by which Seller or the Assets are bound.

             (g) Year 2000. Except as disclosed in Schedule 5.1(g), (1) no change of date, including, but not limited to, the change of date from December 31, 1999 to January 1, 2000, will have any material adverse impact on the performance or use of any of the Assets; and (2) any of the Assets with date processing functions will be able to perform such functions to the same extent and with the same accuracy notwithstanding any change of date, including but not limited to the change of date from December 31, 1999 to January 1, 2000, provided in each case that all other technology used in combination with the Assets properly exchanges date data with the Assets.

             (h) Violations. This Agreement and the performance hereof by Seller will not, with or without the passage of time or the giving of notice, or both, contravene any law, judgment, order, injunction, or decree, the Seller's Certificate of Incorporation or By-Laws, or any contractual restriction or other arrangement binding on Seller or by which any of Seller's assets or properties may be affected.

             (i) Consents. No consent, approval, order or authorization of any court or other governmental entity or any third party, other than that of BankBoston, N.A. and British Telecommunications PLC, is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

             (j) Violation of Laws. Except as disclosed in Schedule 5.1(j) annexed hereto, Seller has not received any notice from any governmental entity of any violation of any statutes, ordinances, rules, regulations, orders or requirements of any federal, state or local authority or of any other governmental entity having jurisdiction relating to or affecting the Assets or any portion thereof and, to the best of Seller's knowledge, no such violation now exists, and no event has occurred and is continuing which with the giving of notice or the passage of time or both, would constitute such a violation.

             (k) Pending or Threatened Proceedings. There is no pending or, to the best of Seller's knowledge, threatened action or proceeding before any court, governmental agency or arbitrator relating to or arising out of the ownership of the Assets or any portion thereof, or which may adversely affect Seller's ability to perform this Agreement, or which may affect the Assets or any portion thereof.

             (l) Outstanding Agreements. There are no outstanding options, purchase and sale agreements or other agreements, other than as set forth as
Schedule 5.1(b), Schedule 5.1(f) and the license dated December 23, 1992 by and between Seller and British Telecommunications PLC (the "BT Agreement") with respect to the Assets or any portion thereof.

             (m) Full Disclosure. To the best knowledge of the Seller, neither this Agreement nor any written statement, report or other document furnished by Seller pursuant to this Agreement with respect to the Assets contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which it was made, not false or misleading. There is no fact known to the Seller which the Seller has not disclosed to Buyer in writing that materially adversely affects or so far as the Seller can now reasonably foresee will materially adversely affect (i) the ability of Seller to perform this Agreement or the consummation of the transactions contemplated hereby, or (ii) the use of the Assets by Buyer.

             (n) Tax Matters. Within the time and in the manner prescribed by law, (a) all Tax returns that were or are required to be filed with respect to the Assets or the Business have been filed and all Taxes that have become due or have been assessed with respect to the Assets or the Business have been timely paid in full unless otherwise identified on Schedule 5.1(n); (b) no Tax liens have been filed with respect to the Assets and no material claims are being asserted or have been threatened with respect to any of such Taxes; and (c) Seller has withheld, collected and paid to the proper governmental agencies all amounts which it has been required by law to withhold or collect with respect to the Assets and the Business.

          5.2 By Buyer. Buyer represents, warrants and agrees as follows:

             (a) Authority. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, qualified to do business in The Commonwealth of Massachusetts, with full capacity, power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

             (b) No Violations. This Agreement and the performance hereof by Buyer will not, with or without the passage of time or the giving of notice, or both, contravene any law, judgment, order, injunction, or decree, the Buyer's Certificate of Incorporation or By-Laws, or any contractual restriction or other arrangement binding on Buyer or by which any of Buyer's assets or properties may be affected.

             (c) Consents. No consent, approval, order or authorization of any court or other governmental entity or any third party is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the performance hereof by Buyer.

             (d)  Financial  Resources.   The  Buyer  has  sufficient  financial
resources to complete the transactions contemplated by this Agreement and the ancillary agreements.

             (e) Full Disclosure. To the best knowledge of Buyer, neither this Agreement nor any written statement, report or other document, taken as a whole, furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which it was made, not false or misleading. There is no fact known to the Buyer which the Buyer has not disclosed to Seller in writing that materially adversely affects or so far as the Buyer can now reasonably foresee will materially adversely affect the ability of Buyer to perform this Agreement or the consummation of the transactions contemplated hereby.

             (f) Pending and Threatened Proceedings. There is no pending or, to the best of Buyer's knowledge, threatened, action or proceeding before any court, governmental agency or arbitrator which will or could adversely affect Buyer's ability to perform this Agreement and/or the ancillary agreements or the transactions contemplated hereby and/or thereby.

          6.  Termination of Agreement.

          6.1 Termination.  This Agreement may be terminated at or prior to the
Closing:

             (a) by mutual agreement of Buyer and Seller;

             (b) by the Seller by written notice stating the reasons therefor (provided that the Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of the Buyer, which breach is either not cured by the earlier of (a) 30 days after receipt of such notice or (b) the Closing Date, or which cannot be cured prior to the Closing Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this subsection because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle the Seller not to consummate the transactions contemplated hereby under Section 8.1(a);

             (c) by the Buyer by written notice stating the reasons therefor (provided that the Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of the Seller, which breach is either not cured by the earlier of (a) 30 days after receipt of such notice or (b) the Closing Date, or which cannot be cured prior to the Closing Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this subsection because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle the Buyer not to consummate the transactions contemplated hereby under Section 7.1(a).

          6.2 Effect of  Termination.  Each party's rights of termination  under
Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. Upon any termination of this Agreement, all obligations of the parties hereto shall cease, other than under Section 2.4 and this Section 6, and this Agreement shall be void and without recourse to the parties hereto; provided, however, that nothing in this Section 6.2 shall relieve any party from liability for any breach of this Agreement occurring before such termination. Upon any termination of this Agreement, Buyer shall pay to Seller (i) the amount of the Deferred Payments set forth on Schedule 2.3, Item 1, calculated through the termination date, (ii) restitution for actual damage caused to the Assets (which shall not include any damages for any ordinary wear and tear or consequential, incidental, exemplary or other damages), (iii) payment of unpaid rent and unpaid operating costs for the premises being occupied by Buyer for the period beginning March 1, 1999 through the date of termination; and (iv) if such termination is not resulting from Seller's non-performance or from the material breach by Seller of any of its covenants or agreements or any of its representations or warranties contained in this Agreement, $25,000 for Buyer's Prior Use. Upon any termination, the Deposit will be returned to the Buyer, less moneys, if any, due to the Seller pursuant to the immediately preceding sentence, which moneys, upon joint notice from Buyer and Seller, shall be transferred from the Escrow Account by Escrow Agent to Seller.

          7.  Buyer's Closing Requirements.

          7.1 Buyer Closing Conditions. The obligations of Buyer hereunder shall be subject to the fulfillment prior to or at the Closing, of each of the following conditions (any or all of which may be waived, in writing, by Buyer in its sole discretion):

             (a) The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the date of the Closing (except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such particular date) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Seller shall have performed and complied with in all material respects all covenants, undertakings, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date executed by the President or a Vice President of Seller to such effect.

             (b) The novation of the BT Agreement, in the form attached hereto as Schedule 7.2(f), shall have been duly executed and delivered by British Telecommunications PLC.

          7.2 Buyer Closing Documents. At the Closing, Seller shall deliver to Buyer the following documents:

             (a) A certificate, dated as of the Closing Date, duly executed by the Seller's Secretary, certifying as to (i) the signing authority, incumbency and specimen signature of the signatory of this Agreement and the other documents signed on behalf of the Seller in connection herewith, (ii) the resolutions adopted by the Board of Directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and By-Laws of Seller.

             (b) A recently dated legal existence and good standing certificate issued by the Secretary of State of Delaware.

             (c) A recently dated certificate of Seller's qualification to do business in Massachusetts issued by the Secretary of the Commonwealth of Massachusetts.

             (d) The Bill of Sale and the Patent and Trademark Assignments, duly executed by Seller, each in the form attached hereto as Exhibits A-1, A-2 and A-3, respectively.

             (e) An assignment, duly executed by Seller, of Seller's right, title and interest in and to all assignable guarantees and warranties, if any, issued in connection with the Assets, together with the original of each such guaranty or warranty, if such original is in the possession or control of Seller.

             (f) The novation of the BT Agreement duly executed by Seller, in the form attached hereto as Schedule 7.2(f).

             (g) A Non-Disturbance Agreement, duly executed by BankBoston, in the form attached hereto as Schedule 7.2(g).

             (h) The original of each certificate, license, permit, authorization and approval required by law with respect to the Assets and issued by any governmental authority having jurisdiction, the absence of which would have a material adverse effect on the operation of the Business, together with an assignment thereof, duly executed by Seller, if any of the same are assignable.

             (i) All files and records relating to the continuing operation and maintenance of the Assets.

             (j) All books and records relating to or constituting part of the Business Assets.

             (k) Such other informational instruments, documents and other materials in the possession of Seller as may be necessary or desirable for, or incidental to, the consummation of the sale provided for herein, as Buyer may reasonably request, provided however that Seller shall not be required to give any indemnities or undertake any obligation not specifically contemplated herein.

             (l) Instruments, in form and substance reasonably acceptable to Buyer, releasing or sufficient to release the Assets from all liens, charges, pledges, security interests and other encumbrances, including, but not limited to, the Liens.

          8.  Seller's Closing Requirements.

          8.1 Seller Closing Conditions. The obligations of Seller hereunder shall be subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived in writing by the Seller in its sole discretion):

             (a) The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date of the Closing (except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date, which remain true and correct as of such particular date) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have performed and complied with in all material respects all covenants, undertakings, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date executed by the Buyer's President to such effect. (b) The novation of the BT Agreement, in the form attached hereto as
Schedule 7.2(f), shall have been duly executed and delivered by British Telecommunications PLC.

          8.2 Seller Closing Documents. At the Closing, Buyer shall deliver the following to Seller (unless otherwise indicated):

             (a) The Purchase Price to Seller or BankBoston.

             (b) A certificate, dated the Closing Date, duly executed by its Secretary certifying as to (i) the signing authority, incumbency and specimen signature of the signatory of this Agreement and the other documents signed on behalf of such entity in connection herewith and (ii) the resolutions adopted by the sole Director of Buyer authorizing the execution, delivery and performance of this Agreement and the documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and Bylaws of Buyer.

             (c) A recently dated legal existence and good standing certificate issued by the Secretary of State of Delaware.

             (d) A recently dated certificate of Buyer's qualification to do business in Massachusetts issued by the Secretary of the Commonwealth of Massachusetts.

             (e) The instrument of Assumption of Liabilities duly executed by Buyer in the form attached hereto as Schedule 1.4.

             (f) The novation of the BT Agreement, duly executed by Buyer, in the form attached hereto as Schedule 7.2(f).

             (g) All amounts due to Seller for rent during the period of Buyer's Prior Use.

          9. Closing Costs. The cost and expense of or related to any documentary, transfer or sales tax payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement, and the cost of recording any discharges or other documents necessary to comply with Seller's obligations hereunder, shall be paid by Seller. Each party shall pay its own attorneys' fees and other costs incurred in connection with the transactions contemplated hereby.

          10. Seller's Performance. The acceptance of the certificates and documents to be delivered pursuant to the provisions of this Agreement by Seller to Buyer at the Closing shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing.

          11. Failure to Perform.

             (a) If Seller is unable to give title or deliver possession of the Assets, all as herein stipulated, or if, at the Closing, the Assets do not conform with the provisions hereof or any other condition to Buyer's obligation to purchase the Assets is not satisfied, then Seller shall use its good faith efforts and due diligence to remove any defects in title or to deliver possession as provided herein or to make the Assets conform to the provisions hereof or to satisfy such closing conditions, as the case may be, and the Closing Date, at Buyer's option, shall be postponed for a period of up to thirty
(30) days. If at the expiration of the extended time Seller shall have failed to remove such defects, deliver possession or make the Assets conform or to satisfy such closing conditions, as the case may be, then subject to the provisions of subsections (b) and (c) below, this Agreement may be terminated by Buyer, whereupon the Deposit shall be forthwith repaid in full to Buyer and all other obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto.

             (b) Buyer shall have the election, without waiving any other rights it may have, at either the original or any extended time for Closing, to accept such title as Seller can deliver to the Assets or to accept the Assets in their then condition or to waive any other obligation of Seller and to pay therefor the full Purchase Price without deduction, in which case Seller shall transfer such title; provided, however, that Buyer may use the Deposit to terminate any and all liens on the Assets held by BankBoston, as provided in BankBoston Letter.

             (c) In the event of a breach of any of Seller's agreements, representations or warranties under this Agreement, Buyer shall be entitled to all of its rights and remedies under applicable law, including, without limitation the right to specific performance of this Agreement.

          12. Certain Additional Covenants

             (a) Access to Information. Seller shall give Buyer and its representatives, upon reasonable prior notice to Seller, access during normal business hours to the facilities, properties, books, financial statements, records, directors, officers, employees and agents of Seller with respect to the Assets and shall permit Buyer to confirm with contractual partners and other third parties the title to any Assets. Seller shall furnish to Buyer all such reasonable information concerning the Business or the Assets as Buyer or its representatives may reasonably request.

             (b) Covenant of Further Assurances. Seller shall, at any time and from time to time after the Closing, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Buyer may reasonably request to perfect the transfer and delivery to Buyer of any and all of the Assets or to transfer to or otherwise obtain for Buyer any consent, license, permit, registration or approval necessary or desirable to accomplish the purchase of the Assets or to enable Buyer, fully and without restriction, to use the Assets.

             (c) Buyer Patent Covenant. Buyer shall make commercially reasonable efforts to maintain all of the patents, including the payment of all maintenance fees, until the end of the Deferred Payment Period.

             (d) BT Royalty Payments. Seller shall be responsible for and shall pay all royalty payments due to BT for sales made prior to December 15, 1998. In accordance with the Novation of the BT Agreement, the Buyer shall be responsible for and shall pay all royalty payments due to BT after December 15, 1998.

          13. Notices. Any notice pursuant to this Agreement shall be in writing and shall be delivered by hand, by facsimile transmission with receipt confirmed by telephone or automatic transmission report, sent by registered or certified mail, send by the registered or certified mail, return-receipt requested, postage prepaid or by Federal Express or other recognized commercial overnight courier, addressed as follows:


         If to Seller to:           Galileo Corporation
                                    P.O. Box 550
                                    Galileo Park
                                    Sturbridge, MA  01566
                                    Attention: Josef W. Rokus, Vice President
                                    Fax:  (617) 347-2270

         With copies to:            Palmer & Dodge LLP
                                    One Beacon Street
                                    Boston, Massachusetts  02108
                                    Attention:  David R. Pokross Jr., Esquire
                                    Fax: (617) 227-4420

         If to Buyer to:            Dr. Valentin Gapontsev
                                    IPG Laser GmbH
                                    Siemensstrasse 7,
                                    Burbach
                                    D-57299 Germany
                                    Fax:

         and to:                    Mr. Peter Mammen
                                    14 Fitzgerald Park
                                    Seaford, East Sussex BN25 1AX
                                    United Kingdom

         With copies to:            Foley, Hoag & Eliot LLP
                                    One Post Office Square
                                    Boston, MA  02109
                                    Attention:  Brandon F. White,  Esquire
                                    Fax: (617) 832 7000

                                    and

                                    IPG Photonics Corporation
                                    660 Main Street, P. O. Box 519
                                    Sturbridge, MA 01566
                                    Attention: Mr. David Hardwick
                                    Fax:

          Notice shall be deemed effective on the date of receipt thereof. Either party may from time to time change the address to which notices may be sent by giving the other party notice of such change in accordance herewith.

          14.  Indemnification.

          14.1 By Seller. Seller hereby agrees to defend, indemnify, and hold harmless Buyer and its officers, directors, employees, agents, successors and assigns from and against any and all liability, loss, cost, damage, penalties, fines, expenses and causes of action, including but not limited to, personal injury, property damage, damage to natural resources, investigation, and reasonable attorneys' and consultants' fees and disbursements ("Losses") arising from or relating to:

             (a)  any  breach  of  Seller's   representations,   warranties,  or
covenants contained in this Agreement or made in any document delivered pursuant to this Agreement;

             (b) any claim, action or proceeding asserted or brought against Buyer which arises in whole or in part out of, or in connection with, Seller's conduct of the Business before or after the Closing;

             (c) any claim, action or proceeding asserted or brought against the Buyer which arises out of, or in connection with, Seller's failure to pay, when due, any amount owing with respect to Seller's conduct of the Business or use of Assets prior to the Closing (other than the Assumed Liabilities, if any);

             (d) any claim, action or proceeding asserted or brought against the Buyer asserting that the manufacture, sale or use of Products (as defined herein) infringes U.S. Patent No. 5,309,452 identified on Schedule 5.1(e), up to the total amount of $250,000 for all losses under this Section 14.1(d). For the purposes of this Section 14.1(d), "Products" shall mean (i) single stage amplifiers using Praseodymium (Pr3+) dopant in an optical fiber producing optical gain within wavelength range 1.25 to 1.34 microns such as the FluoroAmp 1310P, (ii) multi stage amplifiers using Praseodymium (Pr3+) dopant within an optical fiber such as the FluoroAmp 1310, (iii) broadband light sources using amplified spontaneous emission from Praseodymium (Pr3+) dopant in an optical fiber producing light within the wavelength range 1.25 to 1.34 microns such as the FluoroLight, (iv) tunable and fixed laser light sources using Praseodymium (Pr3+) dopant in an optical fiber producing light within the wavelength range
1.25 to 1.34 microns, and (v) all modified and substituted versions of (i) through (iv) above that incorporate, rely on or are based upon any of the Intellectual Property.

             (e) any claim, action or proceeding asserted or brought against the Buyer which arises out of, or in connection with, Seller's failure to pay, when due, any Tax, fee or other charge assessed against Seller which shall become due or shall have accrued (i) on account of Seller's use, acquisition or ownership of any of the Assets or (ii) on account of the transactions contemplated hereby.

          14.2 By Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns from and against any and all Losses arising from or relating to:

              (a) any breach of Buyer's covenants, warranties or representations contained in this Agreement or made in any document delivered pursuant to this Agreement;

              (b) any claim, action or proceeding asserted or brought against Seller which arises in whole or in part out of, or in connection with, Buyer's conduct of the Business before or after the Closing;

             (c) any claim, action or proceeding asserted or brought against the Seller which arises out of, or in connection with, Buyer's failure to pay, when due, any amount owing with respect to Buyer's conduct of the Business before or after the Closing or use of the Assets after the Closing or during Buyer's Prior Use;

             (d) any claim, action or proceeding asserted or brought against the Seller which arises out of, or in connection with, Buyer's failure to pay, when due, any Tax, fee or other charge assessed against Buyer which shall become due or shall have accrued on account of Buyer's use, acquisition or ownership of any of the Assets.

          14.3 Survival. Any claim alleging (i) that any representation or warranty contained in this Agreement or any document delivered in connection with the transactions contemplated hereby was false when made, or (ii) the breach of any representation or warranty or agreement contained in this Agreement or any document delivered in connection with the transactions contemplated hereby, or (iii) any right of indemnification under this Section 14 shall be brought within two (2) years after the Closing Date, except that Seller's indemnification obligation pursuant to Section 14.1(d) shall be brought within five (5) years after the Closing Date.

          14.4 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder with respect to a liability or obligation owed or asserted to be owed to a third party, the party seeking indemnification (the "Indemnified Party") shall promptly notify (in accordance with Section 13) the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure (except that the Indemnifying Party shall not be liable for any expenses, including attorneys' fees, incurred during the period in which the Indemnified Party failed to give such notice). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

          14.5 Defense by the Indemnifying Party. In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within twenty
(20) days after the date of the notice of the claim from the Indemnified Party pursuant to Section 14.4, assume the defense of such claim or legal proceeding. If the Indemnifying Party so assumes such defense, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense. In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability on the Indemnified Party without the written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding, the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may deem appropriate, and the Indemnifying Party shall be entitled to participate (but not control) the defense of such action, with its counsel and at its own expense.

          14.6 Limitation. The indemnification provided for in this Agreement shall not apply unless and until the aggregate Losses for which the Indemnified Party seeks indemnification (a) with respect to claims solely between Buyer and Seller, exceeds $15,000, exclusive of legal fees; and (b) with respect to third party claims, exceeds or is reasonably expected to exceed, $15,000, including legal fees; when either case (a) or (b) applies, the Indemnifying Party will be liable for all Losses (including amounts less than $15,000), except as such liability is limited by Section 14.1(d) hereof. Notwithstanding the foregoing,
(i) the maximum liability of the Indemnifying Party to the Indemnified Party shall not exceed the Purchase Price and (ii) the Losses shall be reduced by (A) any tax benefit received by the Indemnified Party in connection with such Losses and (B) any insurance proceeds received by the Indemnified Party with respect to such Losses. No party shall be liable for any special, exemplary, indirect, reliance, incidental, or consequential damages, including, without limitation, loss of profits, even if the Indemnifying Party was advised of the possibility of such damages. No party shall have a right to recovery against any party (or any officer, director, employee or agent of a party) other than through the exercise of the indemnification rights set forth in this Section 14, which shall constitute the sole and exclusive remedy after the Closing Date for any breach by a party of any representation, warranty, covenant or agreement contained herein or in any certificate or other instrument delivered pursuant hereto.

          15. Entire Agreement. This Agreement sets forth all of the prior promises, representations, agreements, conditions and understandings, whether oral or written, between the parties and there exist no promises, representations, agreements, conditions or understandings which have not been expressed herein with respect to the subject matter hereof. This Agreement cannot be changed orally, and no agreement shall be effective to waive, amend or modify this Agreement or any provision hereof, or discharge either party hereto in whole or in part, unless such agreement is in writing and signed by both parties.

          16. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and assigns and upon any successor or assign of the Business or the Assets.

          17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

          18. Schedules. All Schedules annexed hereto and referred to herein shall constitute part of this Agreement.

          19. Governing Law. This Agreement shall be construed in accordance with the substantive laws of The Commonwealth of Massachusetts, provided that if the principles of conflict of laws would apply the substantive law of another jurisdiction, the substantive law of Massachusetts will be applied nevertheless.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first above written.

                                       GALILEO CORPORATION



                                       By:  /s/ Josef W. Rokus
                                            ------------------------------------
                                            Name:   Josef W. Rokus
                                            Title:  Vice President


                                       IPG PHOTONICS CORPORATION



                                        By: /s/ Valentin P. Gapontsev
                                            ------------------------------------
                                            Name:   Dr. Valentin P. Gapontsev
                                            Title:  President

For the purposes of Section 2.4 only:

FOLEY, HOAG & ELIOT LLP,
as ESCROW AGENT



By: /s/ Paul R. Murphy
    ---------------------------------
     A Partner

                          Schedule of Omitted Exhibits


Schedule A - Business Assets
             Appendix A-1 - Machinery and Equipment
             Appendix A-2 - Furniture
             Appendix A-3 - Inventory
             Appendix A-4 - Computer Software

Schedule B - Intellectual Property
             Exhibit B-1  - Patents & Foreign Patent Applications
             Appendix B-2 - Trademarks
             Exhibit B-3  - Third Party License Agreements
             Exhibit B-4 - British Telecommunications PLC License Agreement Exhibit B-5 - Employee Agreements

Schedule 1.2    - Assumed Liabilities
Schedule 1.4    - Form of Assumption of Liabilities
Schedule 2.3    - Deferred Payments
Schedule 3      - BankBoston Letter Agreement
Schedule 5.1(b) - Liens and Encumbrances
Schedule 5.1(e) - Rights in Intellectual Property;  Disclaimers and Limitations
Schedule 5.1(f) - Contracts
Schedule 5.1(g) - Year 2000 Compliance  Exceptions
Schedule 5.1(j) - Violation  of Laws
Schedule 5.1(n) - Tax  Matters
Schedule 7.2(f) - BT  Novation  Agreement
Schedule 7.2(g) - Non-Disturbance  Agreement

Exhibit  A-1    - Form  of Bill of Sale
Exhibit  A-2    - Form of  Patent  Assignment
Exhibit  A-3    - Form of Trademark Assignment